AMENDED AND RESTATED

CODE OF REGULATIONS

AS AMENDED

Effective April 27, 2011

CONVERGYS CORPORATION

ARTICLE I – MEETINGS

SECTION 1. ANNUAL MEETING. The annual meeting of shareholders of the corporation shall be held in the fourth month following the close of the corporation’s fiscal year on such date as the board of directors may from time to time determine.

SECTION 2. PLACE OF MEETINGS. All meetings of shareholders shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting.

SECTION 3. QUORUM. At all meetings of shareholders the holders of a majority of the shares issued and outstanding and entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum, but no action required by law, the Amended Articles or the Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorized or taken by a less proportion.

SECTION 4. SPECIAL MEETINGS. Special meetings of shareholders for any purpose or purposes may be called by the chairman of the board, by the president, by the vice president authorized to exercise the authority of the president in case of the president’s absence, death or disability, by resolution of the directors or by resolution of the holders of not less than one-half of the outstanding voting power of the corporation.

ARTICLE II – BOARD OF DIRECTORS

SECTION 1. NUMBER. The number of directors of the corporation, which shall be not less than three nor more than seventeen, shall be seven until increased or decreased by the affirmative vote of two-thirds of the whole authorized number of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for the purpose of electing directors. No reduction in the number of directors shall have the effect of shortening the term of any incumbent director.

SECTION 2. MEETINGS. An organization meeting of the board of directors may be held, without notice, immediately after the annual meeting of shareholders for the purpose of electing officers, creating an executive committee and attending to such other business as may properly come before the meeting. Additional regular meetings shall be held at such times as the board of directors may from time to time determine.

SECTION 3. PLACE OF MEETINGS. All meetings of the board of directors shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting.

SECTION 4. REMOVAL. Any director may be removed from office, without assigning cause, by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.

SECTION 5. VACANCIES. Any vacancy on the board of directors, whether created by an increase in the number of directors, removal of a director, death or resignation of a director or otherwise, may be filled by the remaining directors, though less than a majority of the whole authorized number of directors, by a majority vote, or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.

SECTION 6. MAJORITY VOTING FOR DIRECTORS. In an uncontested election, any nominee for election as a director (including incumbent directors) must receive a majority of votes cast at any meeting for the election of directors at which a quorum is present (a “Majority Vote”). Any incumbent who does not receive a Majority Vote shall promptly tender to the board of directors (the “Board”) his or her offer of resignation following certification of the shareholder vote. For purposes of this Section 6, an “uncontested election” is an election in which the number of nominees is not greater than the number of directors being elected at the meeting; provided that if, as of a date that is fourteen (14) days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 6, “a majority of votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker nonvotes” not counted as a vote cast either for or against that director’s election). Each nominee for election as a director (including incumbent directors) must agree in advance to abide by this policy as a condition of his or her nomination for election as a director.

The Governance and Nominating Committee (the “Committee”) will consider the resignation offer, and will make a recommendation to the Board whether to accept or reject the resignation offer. In making its recommendation the Committee will consider all factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes from the director, the length of service and qualifications of the director, the director’s contributions to the Company and potential adverse consequences of the resignation (such as failure to comply with the exchange listing requirements or the Securities and Exchange Commission rules and regulations).

The Board will act on the Committee’s recommendation within ninety (90) days following certification of the shareholder vote. When making its decision, the Board may either accept or reject the resignation offer, and may pursue additional actions such as: (a) allowing the director to remain on the Board but not be re-nominated at the end of the current term; (b) deferring acceptance of the resignation offer until a replacement director with qualifications and/or experience comparable to that of the director offering to resign (such as audit committee financial expertise) can be identified and elected to the Board; or (c) deferring acceptance of the director’s resignation offer if the director can cure the cause of the “against” votes (for example, if votes were withheld due to multiple directorships, by resigning from other boards).

The corporation will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer in a press release or a current filing on a Form 8-K filed with the Securities and Exchange Commission. Any director who tenders an offer of resignation pursuant to this Section 6 shall not participate in the Committee recommendation or Board action regarding the resignation offer.

If a majority of the members of the Committee do not receive a Majority Vote at the same election, then the independent directors (other than those who did not receive a Majority Vote at the same election) shall appoint a special committee consisting of independent directors (other than those who did not receive a Majority Vote at the same election) to consider the resignation offers and recommend to the Board whether to accept or reject all or any of them.

ARTICLE III – EXECUTIVE AND OTHER COMMITTEES

SECTION 1. ELECTION AND POWERS. The board of directors shall create an executive committee of not less than three directors, including the chairman of the board, if one has been elected, and the president. The board of directors may appoint one or more directors as alternative members of the executive committee, who may take the place of any absent member or members at any meeting of the executive committee. Subject to such limitations as the board of directors may from time to time prescribe, the executive committee shall have all the powers of the board of directors in the intervals between meetings of the board, other than that of filling vacancies among the directors or in any committee of the directors.

SECTION 2. MEETINGS AND QUORUM. Regular meetings of the executive committee shall be held at such times as the executive committee may from time to time determine, and special meetings of the executive committee may be called by the chairman of the board, if one has been elected, or the president to be held at any time and place and shall be called when any two members of the executive committee so request in writing specifying the purpose of the meeting. A majority of the executive committee shall constitute a quorum for a meeting, and the act of a majority of the members of the executive committee present at a meeting at which a quorum is present shall act of the executive committee.

SECTION 3. RECORDS. The executive committee shall keep a full record of its proceedings, and all action by the executive committee shall be reported to the board of directors at its next meeting.

SECTION 4. OTHER COMMITTEES. The board of directors may create such other standing or special committees, to consist of not less than three directors, as it deems desirable. Each such committee shall have such powers and perform such duties as may be delegated to it by the board of directors. A majority of any such committee shall constitute a quorum for a meeting, and the act of a majority of the members of the committee present at a meeting at which a quorum is present shall be the act of the committee.

ARTICLE IV – OFFICERS

SECTION 1. POWERS AND DUTIES. Subject to such limitations as the board of directors may from time to time prescribe, the officers shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the board of directors or, in the case of all officers other than the chief executive officer, by the chief executive officer. The president shall be the chief executive officer except that whenever a chairman of the board is elected, the board of directors shall designate either the chairman or the president as the chief executive officer.

SECTION 2. BONDS. Any officer or employee may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may from time to time determine. The premium on any such bond or bonds shall be paid by the corporation.

ARTICLE V – INDEMNIFICATION

OF DIRECTORS AND OFFICERS

The corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE VI – CERTIFICATES FOR SHARES

If any certificate for shares of the corporation is lost, stolen or destroyed, a new certificate may be issued upon such terms or under such rules as the board of directors may from time to time determine or adopt.

ARTICLE VII – SEAL

The seal of the corporation shall be in such form as the board of directors may from time to time determine.

ARTICLE VIII – ALTERATION,

AMENDMENT OR REPEAL

These Regulations may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose, unless such alteration, amendment or repeal is recommended by the affirmative vote of two-thirds of the whole authorized number of directors, in which case these Regulations may be altered, amended or repealed by the affirmative vote of the holders of a majority of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.